                                                                    Exhibit 99.4

                                  FEE AGREEMENT

This FEE AGREEMENT (the "Agreement") is between AuGRID Corporation (herein after the "Client" or the "Company") having an address at, 2275 East 55th Street Cleveland, Ohio 44103, and Angela Hardnick ("Hardnick or Consultant") whose address is 3656 East 154th Street, Cleveland, Ohio 44120.

Hardnick has heretofore provided certain services to the Company and has agreed to continue to provide necessary, non-promotional, services to Client with respect to the day-to-day operation of the Company. This agreement is made subsequent to services having been provided by Hardnick to the Company.

To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services, which Hardnick provides, are in accordance with the following terms and conditions:

1.       Services to be Rendered

Client has retained Hardnick for the purpose of assisting the Company in the conduct of its business, including its day-to-day operations. It is contemplated that the services to be rendered by Hardnick will include, but not necessarily be limited to:

     -   Office Administration

     -   Bookkeeping Services

Hardnick duties shall also consist of devoting at least 20 hours a week to the Company's projects.

The Company shall be solely responsible for the substantive content of any SEC filings and the truthfulness of all statements made therein. Hardnick's services shall be to assist the Company in gathering, editing and formatting the information for the Clients Exchange Act filings, which may be necessary to complete the filing and formatting of the information provided by the Client so that it is presented in compliance with the rules and regulations adopted by the SEC.

2.       Fees

Fees charged herein are based upon the reasonable value of Hardnick's services as heretofore agreed to by the parties. Fees are based on the rates normally charged by Hardnick.

Hardnick's normal fee is Three Thousand Three Hundred Dollars ($3,333) per month. It is anticipated that Client and Hardnick may agree on fixed fees for special projects from time to time. The fee arrangements for special projects will be agreed to in writing from time to time. The duration of this contract shall be for twelve months and the company has the right to cancel the contract at any time but must pay the consultant for services for the first twelve months in advanced with no ability to rescind the contract for that twelve-month time frame once this contract has started. After the first twelve months has ending the Consultant shall be on a month-to-month payment schedule. The consultant understands that if the Company is not happy with the services for any reason the Company has the right to cancel this agreement any time previous to the start of a new month of employment. The dollar amount of this contract shall be a total of FORTY THOUSAND ($40,000). After the first twelve months employment the Consultants compensation shall be based on the current market price of the Company's stock on the day of issuance. If the Company does not renew this contract in writing by the 300th day then the contract is deemed to be ended and all fees shall end.

Client and Hardnick have agreed that upon signing of this contract that a FORTY THOUSAND DOLLARS payment shall be rendered to the Consultant for the first twelve months of services. The fee for the first three months will be paid to Hardnick in the form of Four Million Shares (4,000,000) shares of the $0.001 par value common stock of the Company. The Company shall at its discretion after the first payment and service cycle has been complete have the right to either pay the Consultant in cash or stock for services.

Client understands Hardnick's services as set forth herein and that any work requested by the Company on other projects, which may be performed in the future, will be separately billed at Hardnick's normal billing rate, including the billing for services performed by Hardnick's assistants. Client further understands that during the course of Hardnick's engagement, it may be necessary or advisable for Hardnick to delegate various portions of this matter to others and Client agrees to such delegation of tasks, and the payment of the cost thereof, as Hardnick may believe is advisable or necessary.

Services performed subsequent to the signing of this agreement will be billed at normal billing rates as set forth herein.

Hardnick has not been engaged to perform, nor will Hardnick agree to perform any Investor Relations or Promotional services in connection with the services to be provided to the Company. It is mutually understood and agreed that any fees for services that are in connection with a capital raising transaction shall be paid in cash.

3.       Costs and Expenses

Client understands that in the course of any subsequent representation, it may be necessary for Hardnick to incur certain costs or expenses. Client will reimburse Hardnick for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services. More particularly, Client will reimburse Hardnick in accordance with the following guidelines:

                  A. Computer Related Expenses. Client will reimburse Hardnick for computerized research and research services. However, any charges over $500 will require prior approval. Client also encourages Hardnick to utilize computer services, which will enable Hardnick to more efficiently manage the project.

                  B. Travel. Client will reimburse Hardnick for expenses in connection with out of town travel. However, Client will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

                  C. Filing Fees & Court Costs. Client will reimburse Hardnick for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Hardnick.

4.       Billing

Client agrees to satisfy Hardnick's fees by way of the issuance by the Client of Eleven Million (4,000,000) shares of Client's common stock (the "Fee Shares"), which Fee Shares shall be issued in Hardnick's name, or as designated by him, and delivered to Hardnick within five (5) business days of the signing of this Agreement. Subsequent billings shall be paid within twenty days of the billing date. Client shall have the option of paying subsequent billing by issuing sufficient free trading shares to Hardnick which when sold will satisfy the amount owed. Hardnick has not been engaged to perform, nor will Hardnick agree to perform any services in connection with a capital raising transaction in exchange for shares. It is mutually understood and agreed that any fees for services that are in connection with a capital raising transaction shall be paid in cash.

Registration of Client Shares

No later than ten (10) days following the date hereof as to the Fee Shares and the Option, Client will cause such shares to be registered with the Securities and Exchange Commission under a Form S-8 or other applicable registration statement, and it shall cause such registration statement to remain effective at all time while Hardnick holds such shares. At Hardnick's election, such shares may be issued prior to registration in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933 (the "33 Act"), Regulation D of the '33 Act, and applicable state securities laws. Attached hereto as Exhibit A and made a part hereof is Hardnick's Certificate re:
Issuance of Shares pursuant to Form S-8 Registration Statement.

5.       Involvement of Client

Client expects to be kept closely involved with the progress of Hardnick's services in this matter. Hardnick will keep Client informed of all material developments in this matter, and, in the case of litigation or administrative proceedings will provide sufficient notice to enable a representative to attend meetings, conferences, hearings and other proceedings. A copy of all correspondence in the course of Hardnick's services will be forwarded to Client.

There may be times when Hardnick will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay. At the conclusion of this matter, all documents obtained shall be returned upon request.

6.       Waiver of Certain Conflicts.

Because Hardnick's representation is limited in scope, Client has agreed that, subject to conditions described below, Hardnick may represent, now and in the future, other persons and entities. In particular, Client has agreed that while Hardnick is representing Client in active pending matters, he may represent other clients in any matter adverse to Client (or Client's affiliates), provided that the matters (a) are not substantially related to active matters Hardnick is working on for Client, (b) do not involve situations where Hardnick has obtained confidential information from Client that is material to the new matter(s), and
(c) do not involve litigation against Client. In addition, if Hardnick's representation of Client is terminated, he may thereafter represent others with interests adverse to Client's interests (even in litigation), provided that the representation does not involve confidential information Hardnick has obtained from Client that is material to those matters. By executing this Agreement Client is confirming the above and agreeing to waive any conflict of interest that arises in such situations.

7.       Termination

Client shall have the right to terminate Hardnick's engagement by written notice at any time. Hardnick has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Hardnick will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new firm. Terms of the termination have been set forth in section 2 above.

8.       Records and Files Retention.

All records and files will be retained and disposed of in compliance with Hardnick's policy in effect from time-to-time. Subject to future changes, it is Hardnick's current policy not to retain records relating to a matter for more than three (3) years from the date the matter is opened. Upon your prior written request, I will return records to you prior to their destruction. It is not administratively feasible to advise you of the closing of a matter or the disposal of records. It is recommended, therefore, that you maintain your own files for reference at the conclusion of this matter. If you have any questions concerning records retention policies, please contact Hardnick.

9.       No Guarantee of Success.

It is impossible to provide any promise or guarantee about the outcome of Client's matter. Nothing in this Agreement or any statements by Hardnick or his assistants in dealing with the Client's matters constitute a promise or guarantee. Any comments about the outcome of the Client's matters are expressions of opinion only.

10.      Hardnick's Fees.

This Agreement is governed by the laws of Ohio and sets forth the entire agreement between the parties for rendering of the services, including professional services, which may occur pursuant to the terms of this agreement. All prior agreements or understandings of the parties have been and are merged herein. This agreement can be amended or modified only in writing. Each party signing below is jointly and severally responsible for all obligations due to Hardnick and represents that each has full authority to execute this Agreement so that it is binding. This Agreement may be signed in one or more counterparts and binds each party signing it whether or not any other proposed signatory ever executes it. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability shall not affect other provisions or applications, and to this end the provisions of this Agreement are declared to be severable.

"Client"
AuGRID Corporation
2275 East 55th Street Cleveland, Ohio 44103

Dated: June 2, 2003

By: /s/ MJ Shaheed
    -----------------------
MJ Shaheed CEO President

Consultant
3656 East 154th Street, Cleveland, Ohio 44120

Dated: June 2, 2003

By: /s/ Angela Hardnick
    -----------------------
Angela Hardnick

                                    EXHIBIT A

                               AUGRID CORPORATION

 CERTIFICATE RE: ISSUANCE OF SHARES PURSUANT TO FORM S-8 REGISTRATION STATEMENT

         The undersigned has recently entered into an agreement (the "Agreement") with AuGRID Corporation, a Nevada corporation, (the "Company"), which agreement is included as an exhibit to a Registration Statement on Form S-8 to be filed with the U.S. Securities and Exchange Commission on or about June 3, 2003.

         The undersigned certifies to the Company that the services provided, or to be provided, to the Company pursuant to the Agreement are bona fide services to the Company and such services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company's securities.

         The undersigned hereby expressly acknowledges that any information provided, or to be provided, to the undersigned, or any employee or affiliate of the undersigned, in connection with the services performed or to be performed under the Agreement, is likely to include material nonpublic information pursuant to the securities laws of the United States. Being advised that the Company is specifically relying upon Rule 100(b)(2)(ii) of Regulation FD in providing such information to the undersigned, or an employee or affiliate of the undersigned, under such Agreement or otherwise, the undersigned expressly agrees that the undersigned, on behalf of itself and its employees and affiliates, will not use such information in violation of United States securities laws, and specifically agrees to keep such information in confidence until such time as the Company makes public such material nonpublic information in accordance with the United States securities laws.

By: /s/ Angela Hardnick
    -----------------------
    Angela Hardnick
    June 2, 2003